Exhibit 99.1

Press Release	7575 West Jefferson Boulevard
October 25, 2010	Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

OMNISOURCE CORPORATION RESPONDS TO CRIMINAL CHARGES

FORT WAYNE, INDIANA, October 25, 2010 - Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its wholly-owned subsidiary, OmniSource Corporation, was indicted today on multiple criminal charges involving the alleged receipt or attempted receipt of stolen property.

Mark Millett, President of OmniSource Corporation, stated that these criminal charges against the Company, brought by Marion County, Indiana Prosecutor Carl Brizzi, stem from a February 2009 police raid and allegations that a subsidiary was systematically purchasing stolen scrap metal.  Brizzi’s unfounded allegations come on the heels of a lawsuit filed on October 15 against the Prosecutor seeking the return of some $277,000 in cash unlawfully retained after the February 23, 2009 raid.

Ben Eisbart, OmniSource’s Vice President and Corporate Compliance Officer, noted that “We are not at all surprised by Brizzi’s actions.  On the eve of the election to select his successor, it appears that Brizzi is merely trying to save face.  He mischaracterizes a handful out of more than a half million transactions and then uses those to distort the business practices of an entire company.  The fact is he decided long ago to indict this company, regardless of the evidence that such an indictment is not warranted.”

Mr. Millett further stated: “Our justice system has now been turned on its head.  Instead of prosecuting the scrap thieves, including dozens of cases we turned over for prosecution, Brizzi has instead turned his sights on the company which tried to catch the thieves.  OmniSource is the scrap industry leader in anti-theft training and law enforcement cooperation.  In fact, we hired more than 50 IMPD police officers, at our own expense, to help detect and deter metal theft.  This indictment of OmniSource is not only unfair to the company but an insult to the IMPD police officers who worked diligently, who did their part to stop metal thefts in Marion County and whose reputations have been similarly slandered.”

“In the coming months,” Millett continued, “we will aggressively defend against these baseless charges to vindicate the reputations of our company and more than 250 Marion County employees.  The lawsuit filed last week against Marion County Prosecutor Carl Brizzi lays bare the Prosecutor’s underlying financial motivation behind this action — namely, to wrongfully seek forfeiture of OmniSource’s property — and also challenges the constitutionality of Brizzi’s decision to outsource his statutory obligations to a private attorney motivated by the prospect of millions of dollars in contingent legal fees.”

OmniSource has been nationally recognized for its anti-theft policies and employee anti-theft training procedures.  It helped draft Indiana and Marion County’s strict metal recycling laws.  Its policies and procedures have been used as models for various anti-theft laws and ordinances in other states and communities.  The company is known for and takes great pride in promoting an ethical workplace, and its anti-theft program alone has resulted in dozens of arrests and prosecutions nationwide.

Contact: Larry Mackey or Jason Barclay, Barnes & Thornburg LLP          (317) 231-7236